Exhibit 99.1

For Immediate Release

Spartan Motors Continues Implementation of Emergency Response Strategic Plan

Announces Closure of Ocala, Florida Facility

CHARLOTTE, Michigan, October 28, 2014 –Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced further details of its Emergency Response strategic plan. Spartan will make additional investments to upgrade business processes and production capabilities as part of its strategic plan to improve the performance of the Emergency Response business. The Company will also close its fire truck body assembly facility in Ocala, Fla. at the end of 2014. Fire truck production will transition from Ocala to Spartan’s Brandon, S. Dak. and Charlotte, Mich. facilities during the fourth quarter of 2014.

Spartan will invest approximately $5 million to strengthen processes throughout the Emergency Response business. Scalable business processes will support continuing growth by allowing Spartan to quote, design and engineer products more effectively, profitably and in higher volume. Spartan also intends to rationalize its product line and options to enhance product quality and reduce costs.

The Company also announced plans to close the Ocala facility after reviewing its manufacturing footprint. During the fourth quarter, Spartan will relocate fire truck production to its Brandon and Charlotte facilities. Management anticipates significant cost savings by co-locating part of its fire truck assembly operations with custom chassis production.

Spartan expects to record a pre-tax charge of approximately $2.4 million in its fourth quarter 2014 results. This charge will cover costs of the Ocala plant closure, as well as current period expenditures for process improvement initiatives in the Emergency Response business. Management expects the consolidation plan to reduce future capital and equipment requirements, improve manufacturing flexibility and generate significant production cost advantages.

“This move is an important step to consolidate our Emergency Response segment’s manufacturing base, consistent with our DRIVE strategy tenet of Integrated Operational Excellence,” said John Szytkiel, President and CEO of Spartan Motors. “The success we experienced building fire trucks at Charlotte, completing the 70-unit Peru order while exceeding operational targets, reinforces our decision to leverage the capabilities of our main campus. Emergency Response is a core market for Spartan and one of great opportunity. We are concentrating our resources and investing in the future of our Emergency Response business to continue improving its operational performance and accelerate the pace of change.”

D.R.I.V.E. is Spartan’s operating strategy based on five tenets:

●	Diversified Growth
●	Redefining Technology & Innovation
●	Integrated Operational Excellence
●	Vibrant Culture
●	Excited Customers/Brand Loyalists

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About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV,) emergency-response, defense, government services, delivery and service markets. The Company's brand names – SpartanTM, Spartan Chassis™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $470 million in 2013 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT: Lori Wade	Greg Salchow
Chief Financial Officer	Group Treasurer
Spartan Motors, Inc.	Spartan Motors, Inc.
(517)543-6400	(517)543-6400